Bell Microproducts Announces Financial Results for 2008 and 2007 and Files 2008 Annual Report on Form 10-K

Conference Call Scheduled for 2:00 p.m. Pacific Time Today

SAN JOSE, Calif.—June 29, 2009 (GLOBE NEWSWIRE) -- Bell Microproducts Inc. (Other OTC: BELM.PK), one of the world’s largest value-added distributors of storage and computing technology, today announced its financial results for the years ended December 31, 2008 and 2007, and that it has filed its Annual Report on Form 10-K for the year ended December 31, 2008 with the Securities and Exchange Commission (SEC) in accordance with its previously announced schedule.  As detailed below, the Company will host a conference call for analysts and investors at 2:00 p.m. Pacific Time today to discuss the Company’s financial results for 2007 and 2008 and its outlook for 2009.

The Company’s delay in filing its 2008 Annual Report on Form 10-K was due to the restatement of its consolidated financial statements for 2005, 2004 and prior years.  The Company’s restated financial statements were filed with the SEC in December 2008.

Key 2008 financial highlights:

•	Revenue was down 9% from 2007 due to the challenging economic environment.

•	Gross margins increased to 9.4% from 8.6% in 2007 due to a higher mix of Enterprise business.

•	The net loss of $74.8 million was exceptional due to goodwill impairments and professional fees in connection with accounting-related investigations and restatement.

•	The net loss on a non-GAAP basis was $10.9 million, including approximately $10 million of foreign exchange losses mostly recorded during the second half of the year.

•	Through tight asset management, the Company generated cash from operations of $42 million, and reduced total debt by more than 10% to $405 million.

The Company has realized significant reductions in professional fees, goodwill impairments, other operating expenses and foreign exchange losses to date in 2009 as compared to 2008 levels.  Coupled with stabilized sales levels and significantly reduced operating expenses, the Company believes its operating results have improved dramatically in 2009.

Revenue for the year ended December 31, 2008, was $3.6 billion, a decrease of 9% from 2007 revenue of $3.9 billion.  Revenue in 2007, which represented a record revenue year for the Company, increased 17% from 2006 revenue of $3.4 billion.  The net loss for the year ended December 31, 2008 was $74.8 million, or $2.32 per share, compared to a 2007 net loss of $72.1 million, or $2.24 per share, and a 2006 net loss of $23.1 million, or $0.75 per share.

On a non-GAAP basis, the Company generated a net loss of $10.9 million, or $0.34 per share, for the year ended December 31, 2008, as compared to non-GAAP net income of $12.0 million, or $0.37 per share, for the year ended December 31, 2007, and non-GAAP net income of $4.4 million, or $0.14 per share, for the year ended December 31, 2006.  Non-GAAP results reflect the exclusion of the following non-cash and other unusual charges from our reported GAAP results:

•	Investigation and restatement-related costs of $52.1 million, $26.3 million and $1.6 million in the years ended December 31, 2008, 2007 and 2006, respectively.

•	Non-cash goodwill and other intangible impairment charges of $5.9 million, $52.4 million and $3.5 million in the years ended December 31, 2008, 2007 and 2006, respectively.

•
Fees recorded as interest expense of $2.6 million and $2.5 million in the years ended December 31, 2008 and 2007, respectively, which primarily consisted of the amortization of an 8.5% special interest payment made in early 2007 under our convertible subordinated notes associated with the late filing of the Company's financial statements.

•	Restructuring costs of $4.3 million and $1.4 million in the years ended December 31, 2008 and 2007, respectively.

•
Income tax provisions (benefits) of $(1.0) million, $1.5 million and $22.4 million in the years ended December 31, 2008, 2007 and 2006, respectively, to record the income tax impacts of non-GAAP items, and eliminate the impact of valuation allowances.

“We are pleased to have a difficult restatement and audit process and to return our attention to growing our business profitably,” said W. Donald Bell, President and Chief Executive Officer.  “The process has been thorough, and we have made significant improvement to our financial controls and processes.  We plan to resume our regular on time SEC Form 10-Q filing schedule in the third quarter.  Coupled with being up to date on Q1 and Q2, this will take us one step closer to our goal of relisting on a national stock exchange.  I would like  to thank the many diligent Bell employees who have contributed to the resolution of these issues, and all of our employees for their continued execution during a challenging period.  I also want to express my appreciation to our shareholders, vendor partners, lenders and customers for their patience and positive support.

“Despite a challenging economic environment, we were able to grow our margins and generate non-GAAP operating income in 2008,” continued Mr. Bell.  “Our single-tier reseller businesses grew 13% year-over-year in a difficult fourth quarter over the same quarter of last year.  The market for disk drives was particularly weak late in 2008, although we have seen some firming up of that business in the second quarter of 2009.  Our key focus going forward is on managing our cost structure, managing our assets and improving our operating returns.”

The Company experienced large foreign currency fluctuations in 2008 that affected reported results, particularly in the second half of 2008.  While the U.S. dollar weakened dramatically in 2008, it has strengthened in 2009, although generally not back to previous levels.  The Company hedges its foreign currency denominated transactions, but does not speculate on foreign currency changes.  The Company experienced currency losses of approximately $10 million in 2008 during this time of currency market turmoil.

Q1 and Q2 2009 Update

The Company is working diligently to prepare its consolidated financial statements for the first quarter of 2009.  The Company currently anticipates filing its Form 10-Qs for the first and second quarters of 2009, and therefore, becoming current with its SEC filings, on or about September 15, 2009.

Following is some key information related to our preliminary 2009 operating results, some of which the Company has previously disclosed:

•	The Company generated first quarter sales of approximately $730 million, a decline of approximately 5% from the fourth quarter of 2008.

•	The Company presently expects second quarter sales to be approximately flat with first quarter levels.

•
The Company has taken significant steps in recent quarters to reduce operating expenses; total operating expenses have declined by more than 20% in the first quarter of 2009 compared to the fourth quarter of 2008.

•
Through diligent asset management, the Company has: 1) successfully reduced accounts receivable by approximately 20% and inventory by over 30% as of March 31, 2009 compared to March 31, 2008, 2) improved the cash conversion cycle from 47 days to 42 days over the same period, and 3) reduced overall debt by $35 million, or nearly 9%, since December 31, 2008.

In addition:

•
With the completion of the restatement process in late 2008, the non-cash and other unusual charges identified above have declined significantly in the first half of 2009, and the Company expects further significant declines in these expenses in future periods.

•
As of May 31, 2009, the Company had available worldwide borrowing capacity under its revolving lines of credit of approximately $63 million.  This amount is lower than the availability at March 31, 2009 due to normal mid-quarter borrowing base fluctuations.  The Company expects availability to increase as of June 30, 2009.

•	The Company believes it is in compliance with all lender covenants worldwide.

•	With the filing of the Q1 and Q2 2009 results with the SEC, the Company will make a major step towards the goal of relisting the Company’s shares on a national exchange.

Mr. Bell added, “Bell Micro remains committed to our objective of being one of the leading suppliers of computing and storage systems, subsystems and components globally.  We can now focus on executing our business plan and realizing our Company’s potential.  Our focus on computing and storage solutions for the broad market, as well as selected vertical markets including medical, video, security and surveillance, and telecom, ideally positions us for future profitable growth.  We remain committed to our goal of achieving 2% pretax profits, and we will strive to achieve this objective in 2010.”

Conference Call Information

A conference call is scheduled for today, June 29, 2009, at 2:00 p.m. Pacific Time.  To listen to the conference call via telephone, dial 877–941–1848 (U.S. toll-free) or 480–629–9690 (International) and ask for the Bell Microproducts Conference Call.  Participants should dial in at least 10 minutes prior to the start of the call.  The Company will also broadcast the conference call via a webcast over the internet.  To listen to the webcast, please visit the investors section of the Bell Micro website at www.bellmicro.com.

Form 10-K Filing

Investors and other interested parties are encouraged to review the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as this report includes important additional information regarding the Company’s results of operations and financial condition.  The 2008 Form 10-K has been posted to the Investor page on the Company’s website at www.bellmicro.com and is also available by contacting the Company’s Investor Relations Department at ir@bellmicro.com or (408) 451-9400.  This report, as well as other filings made by the Company with the SEC, is accessible on the SEC’s web site at www.sec.gov.

In accordance with relief granted to the Company by the Staff of the SEC, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 includes expanded financial and other disclosures in lieu of filing a separate Annual Report on Form 10-K for the year ended December 31, 2007 and Forms 10-Q for the quarterly periods in 2007 and 2008.  The Company does not intend to file a separate Annual Report on Form 10-K for the year ended December 31, 2007 or Quarterly Reports on Form 10-Q for the quarterly periods in 2007 or 2008.

About Bell Microproducts Inc.

Bell Microproducts (Other OTC:BELM.PK – News) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components, and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts website at http://www.bellmicro.com.

Safe Harbor Statement

Some of the statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on these statements.  These forward-looking statements include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and our industry in general.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements.  The statements in this press release related to our preliminary results as of and for the periods ended March 31 and June 30, 2009, our outlook for 2009, our pretax profit goals for 2010, our ability to become current in our SEC filings on or about September 15, 2009, our compliance with the covenants in our credit agreements, the expectation that non-cash and other unusual charges will further decline significantly in future periods, the expectation that borrowing capacity will increase as of June 30, 2009, and the relisting of our common stock on a national securities exchange are forward-looking statements.

Forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements.  We believe that these factors include the following:
our ability to comply with the financial covenants in our credit agreements; our ability to achieve cost reductions and other benefits in connection with our strategic initiatives; the circumstances resulting in the restatement of our historical financial statements and the material weaknesses in our internal control over financial reporting; our ability to become current in our SEC filings; our ability to regain a listing on a national securities exchange; loss or adverse effect on our supplier relationships; our ability to accurately forecast customer demand and order sufficient product quantities; competition in the markets in which we operate; the products we sell may not satisfy shifting customer demand; our reliance on third parties to manufacture the products we sell; our reliance on credit provided by our manufacturers to finance inventory purchases; risks related to our substantial indebtedness, including the inability to obtain additional financing for operations on terms acceptable to us or at all; limitations on our operating and strategic flexibility under the terms of our debt agreements; our ability to attract and retain qualified personnel; risks associated with doing business abroad, including foreign currency risks; our inability to identify, acquire and integrate acquired businesses; the outcome of pending or future litigation or regulatory proceedings, including the current shareholder lawsuit and any claims or litigation related to the restatement of our consolidated financial statements; and the effects of a prolonged economic downturn.

For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Annual Report on Form 10-K for the year ended December 31, 2008.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

SOURCE:  Bell Microproducts Inc.
Contact:
Amy Feng
Investor Relations Representative
Bell Microproducts Inc.
(213) 630-6550
ir@bellmicro.com

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash	$22,775	$40,348
Accounts receivable, net	435,569	544,137
Inventories	230,652	424,117
Prepaid expenses and other current assets	19,779	17,053
Total current assets	708,775	1,025,655

Property and equipment, net	19,042	20,672
Goodwill and other intangibles	28,526	39,237
Other long-term assets	18,545	16,262
Total assets	$774,888	$1,101,826

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and cash overdraft	$274,745	$433,340
Borrowings under line of credit and current portion of long-term debt	221,691	291,936
Other accrued liabilities	94,658	103,523
Total current liabilities	591,094	828,799

Long-term debt, net of current portion	183,547	160,053
Other long-term liabilities	15,751	16,538
Total liabilities	790,392	1,005,390

Shareholders’ equity (deficit)	(15,504)	96,436
Total liabilities and shareholders’ equity (deficit)	$774,888	$1,101,826

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Years Ended December 31,
	2008	2007	2006
Net sales	$3,579,499	$3,949,905	$3,372,876
Cost of sales	3,244,053	3,609,362	3,098,135
Gross profit	335,446	340,543	274,741

Selling, general and administrative expense	307,046	293,780	238,166
Investigation and restatement-related costs	52,133	26,328	1,649
Impairment of goodwill and other intangibles	5,864	52,445	3,477
Restructuring costs	4,289	1,404	--
Total operating expenses	369,332	373,957	243,292

Operating income (loss)	(33,886)	(33,414)	31,449
Interest and other expense, net	40,407	31,737	26,608
Income (loss) before income taxes	(74,293)	(65,151)	4,841
Provision for income taxes	527	6,961	27,948
Net loss	$(74,820)	$(72,112)	$(23,107)

Loss per share:
Basic	$(2.32)	$(2.24)	$(0.75)
Diluted	(2.32)	(2.24)	(0.75)

Shares used in per share calculation:
Basic	32,299	32,248	30,772
Diluted	32,299	32,248	30,772

BELL MICROPRODUCTS INC.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

ABOUT NON-GAAP FINANCIAL MEASURES

In addition to the Company’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, the Company is providing in this release supplemental non-GAAP operating income, non-GAAP net income (loss) and non-GAAP net income (loss) per share.  See below for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

The presentation of supplemental non-GAAP financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, these measures may be materially different from non-GAAP financial measures used by other companies.

The Company is providing these non-GAAP financial measures because it believes that such measures provide important supplemental information to management and investors about its core operating results, primarily because the non-GAAP measures exclude certain expenses and other amounts that management does not consider to be indicative of the Company’s core operating results or business outlook. Company management uses these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, in evaluating the Company’s operating performance, in planning and forecasting future periods, in making decisions regarding business operations and the allocation of resources, and in comparing the Company’s performance against its historical performance. The Company excludes the following items from its non-GAAP financial measures:

Investigation and restatement-related costs.  These costs include the costs of auditors, investigators, lawyers and other outside advisors utilized in connection with the restatement of the Company’s financial statements through June 30, 2006.  Management has excluded these costs as it believes that they are unusual and extraordinary in nature.  Excluding this data provides investors with a basis to compare the Company against the performance of other companies without these costs.

Impairment of goodwill and other intangibles.  These charges reflect impairments of goodwill and other intangible assets originally capitalized in connection with business combinations.  Management has excluded these charges as it believes these non-cash expenses are not expected to be a component of the Company’s ongoing operating results.  They are also excluded from management’s incentive plan computations as management has very little control over the timing and magnitude of these non-cash charges.

Debt covenant waiver fees.  These fees represent amounts paid to creditors in order to amend or waive terms of the Company’s debt agreements in situations in which the Company violates a covenant.  We believe that investors benefit by being provided with operating information that excludes these fees.

Restructuring costs.  At various times in the past, we have implemented restructuring plans to improve operating performance.  Restructuring costs consist of estimated expenses associated with workforce reductions, the consolidation of excess facilities and the impairment of leasehold improvements and other equipment associated with abandoned facilities.  While we believe it is important to understand these charges, we do not believe that these charges are indicative of our future operating results.  Additionally, we believe that investors benefit from an understanding of our operating results without giving effect to these charges.

Income tax impacts of non-GAAP items and elimination of the impact of valuation allowances.  In order to present full non-GAAP results, the Company adjusts its provision for income taxes to reflect the tax effects of excluding the non-GAAP items noted above.  In addition, the Company excludes amounts related to the establishment or reversal of income tax valuation allowances as such amounts are not included in the Company’s internal reporting, budgeting or planning processes.

All supplemental non-GAAP financial measures should be read in conjunction with the comparable information presented in accordance with GAAP.

	Years Ended December 31,
	2008	2007	2006
Operating income (loss):
GAAP operating income (loss)	$(33,886)	$(33,414)	$31,449
Adjustments:
Investigation and restatement-related costs	52,133	26,328	1,649
Impairment of goodwill and other intangibles	5,864	52,445	3,477
Restructuring costs	4,289	1,404	-
Total adjustments	62,286	80,177	5,126
Non-GAAP operating income	$28,400	$46,763	$36,575

Net income (loss):
GAAP net loss	$(74,820)	$(72,112)	$(23,107)
Adjustments:
Investigation and restatement-related costs	52,133	26,328	1,649
Impairment of goodwill and other intangibles	5,864	52,445	3,477
Debt covenant waiver fees	2,624	2,488	-
Restructuring costs	4,289	1,404	-
Income tax impacts of non-GAAP items and elimination of the impact of valuation allowances (1)	(1,001)	1,452	22,422
Total adjustments to GAAP net loss	63,909	84,117	27,548
Non-GAAP net income (loss)	$(10,911)	$12,005	$4,441

Shares used in computing non-GAAP net income (loss):
Basic	32,299	32,248	30,772
Diluted	32,299	32,723	31,325

Basic net income (loss) per share:
GAAP	$(2.32)	$(2.24)	$(0.75)
Adjustments	1.98	2.61	0.89
Non-GAAP	$(0.34)	$0.37	$0.14

Diluted net income (loss) per share:
GAAP	$(2.32)	$(2.24)	$(0.75)
Adjustments	1.98	2.61	0.89
Non-GAAP	$(0.34)	$0.37	$0.14

(1) Amount represents the income tax effect of other adjustments to GAAP net loss and the changes in valuation allowances recorded against deferred tax assets.